SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2004

Dover Motorsports, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number 1-11929

Delaware	51-0357525
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 674-4600

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

Following is the text of a press release issued by Dover Motorsports, Inc. on March 4, 2004:

“FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley, Sr. Vice President-Finance
Dover, Delaware, March 4, 2004	(302) 857-3745

DOVER MOTORSPORTS SUBSIDIARY ASSIGNS RIGHTS

TO GRAND PRIX OF DENVER TO CENTRIX FINANCIAL LLC

Dover Motorsports, Inc. (NYSE Symbol: DVD) today announced that its wholly owned subsidiary, Grand Prix Association of Long Beach, Inc. (“Grand Prix”), has reached an agreement with Centrix Financial LLC (“Centrix”) to transfer to Centrix certain assets and rights that Grand Prix has relative to the organization and promotion of the Grand Prix of Denver, subject to certain conditions and approvals. Last year, Centrix was the title sponsor for the Grand Prix of Denver. Open Wheel Racing Series, LLC, owner of the Champ Car Series, has consented to the assignment to Centrix of its Sanction Agreement with Grand Prix.

“We enjoyed our relationship with the great people of Denver,” said Denis McGlynn, President of Dover Motorsports, Inc., parent company of Grand Prix. “The Centrix Financial Grand Prix of Denver is a great event and should do very well in the hands of local ownership. We wish the new owners every success.”

Grand Prix has a multi-year agreement with the City of Denver pursuant to which it is entitled to stage an annual auto racing event in and around the PepsiCenter in Denver. Grand Prix has also assigned to Centrix its rights in its agreement with the City, subject to the consent of the City. Economic terms were not disclosed.

* * *

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate five motorsports tracks (four permanent facilities and one temporary circuit) in four states and promote motorsports events under the auspices of four of the premier sanctioning bodies in motorsports –NASCAR, CART, IRL AND NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Nashville Superspeedway near Nashville, Tennessee; Gateway International Raceway near St. Louis, Missouri; and Memphis Motorsports Park near Memphis, Tennessee. It also organizes and promotes the Toyota Grand Prix of Long Beach in California.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dover Motorsports, Inc.

/s/ Denis McGlynn
Denis McGlynn President and Chief Executive Officer

Dated: March 5, 2004